Exhibit 99.1

News Release

Superior Industries Announces the Appointment of Matti Masanovich as

Executive Vice President and Chief Financial Officer

SOUTHFIELD, MICHIGAN – September 14, 2018 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, today announced the appointment of Matti Masanovich as Executive Vice President and Chief Financial Officer effective September 16, 2018.

“Matti is a seasoned finance leader, with a robust transactional and operational background. Over the last 20 years, he has established a strong track record of enhancing the finance organizations of various public companies, including acquiring talent, improving internal processes and positioning them to deliver shareholder value. This expertise, coupled with his deep understanding of the automotive industry, will prove invaluable as we continue to execute our strategy to drive long-term, sustainable growth,” said Don Stebbins, President and Chief Executive Officer.

Prior to joining Superior, Mr. Masanovich was the Senior Vice President and Chief Financial Officer at General Cable Corporation from November 2016 to July 2018. Previously, Mr. Masanovich served as the Vice President and Controller of International Automotive Components from August 2016 to October 2016. From November 2013 to April 2016, Mr. Masanovich served as Global Vice President of Finance, Packard Electrical and Electronic Architecture (E/EA) Division in Shanghai, China at APTIV (formerly Delphi Automotive), an automotive technology company. Mr. Masanovich previously served in various executive positions with both public and private companies. Mr. Masanovich began his career in public accounting at Coopers & Lybrand (from 1994-1997) and PricewaterhouseCoopers LLP (from 1997-2001). Mr. Masanovich holds a Bachelor of Commerce degree and a Master of Business Administration degree from the University of Windsor. Mr. Masanovich is also a Chartered Accountant.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com